NOTICE OF OPTIONAL REDEMPTION

$25,000,000 Aggregate Principal Amount of 6.250% Fixed/Floating Rate Subordinated Notes due 2025 (CUSIP 98779PAH0*)

Notice is hereby given pursuant to a Note Purchase Agreement, dated December 10, 2015, relating to the $25,000,000 Aggregate Principal Amount of 6.250% Fixed/Floating Rate Subordinated Notes due 2025 (CUSIP 98779PAH0) (the “Subordinated Notes”) issued pursuant thereto by Wesbanco Bank, Inc. (successor in interest to Your Community Bank) (the “Issuer”), that the Issuer has elected to exercise its right to redeem the Notes pursuant to Section 9 of the Subordinated Notes.

The optional redemption date for the Subordinated Notes will be September 15, 2021 (the “Optional Redemption Date”). The optional redemption price for the Subordinated Notes to be paid by Wilmington Trust, National Association, acting as the Issuer’s paying agent (in such capacity, the “Paying Agent”), upon receipt of funds from the Issuer is 100% of the liquidation amount of the Subordinated Notes plus accrued and unpaid interest to the Optional Redemption Date (the “Redemption Price”) in respect of each surrendered Subordinated Note and interest on each Subordinated Note (whether or not surrendered) shall cease to accrue on and after the Optional Redemption Date.

In order to receive payment of the Redemption Price, the Subordinated Notes must be presented and surrendered to the Paying Agent at the address indicated below:

By First Class/Registered/Certified Mail or Overnight Courier:

Wilmington Trust, National Association

Rodney Square North

1100 North Market Street

Wilmington, DE 19890

Attn: Workflow Management – 5th Floor

Telephone: (302) 636-6524

The method of delivery of the Subordinated Notes is at the election and risk of the holder surrendering the Subordinated Notes and delivery will be deemed made only when actually received by the Paying Agent. If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested.

NOTICE

Amounts may be deducted and withheld from the Redemption Price as required by U.S. federal tax law. When presenting your Subordinated Notes, you must provide the applicable withholding agent with a properly completed and executed IRS Form W-9 or applicable IRS Forms W-8, as the case may be.

*The Agent makes no representation as to the correctness of any CUSIP number either as printed on the Subordinated Notes or as contained in this notice of optional redemption or related materials.

Dated: August 2, 2021